Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Fox Factory Holding Corp. and subsidiaries of our report dated May 26, 2020, relating to the consolidated financial statements of SCA Performance Holdings, Inc. and Subsidiaries which appears in Fox Factory Holding Corp.’s Current Report on 8-K/A dated May 26, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Mayer Hoffman McCann CPAs

The New York Practice of Mayer Hoffman McCann P.C.

New York, New York

June 17, 2020